Exhibit 10.25

Date: 01 June 2022

To,

Mr. Unnikrishnan Nambiar

[***]

Sub: Update to Employment Terms

Dear Mr. Unnikrishnan Nambiar,

In continuation to letters issued to you dated 1st August, 2012 and 1st April 2016, note the revisions to your employment terms as below:

1.	SALARY

1.1	The details of your CTC are mentioned in ANNEXURE I. This will be effective 01 June 2022.

1.2	You are expected to keep your CTC details strictly confidential and not to share the same with any one.

1.3

Your remuneration may be paid to you by ATG Business Solutions Private Limited (the “Company”) or its affiliates and group entities. All such payments made to you will be towards the remuneration due to you towards your employment with the Company.

1.4	Taxes may be deducted from the amounts payable to you in line with the Income Tax Act, 1961. You will be responsible for your tax liabilities under all applicable tax laws and regulations.

2.	BENEFITS

You voluntarily waived availing of benefits under provisions of Employee Provident Fund and Miscellaneous Provisions Act, 1952, Employees’ State Insurance Act, Payment of Gratuity Act, 1972 and Company’s leave benefits.

3.	POSITION AND DUTIES

3.1 During the employment, you will hold the position of Group Chief Technology Officer of the Company reporting directly to the Group CEO. In such position, you shall have such duties and authority of an Employee serving in such position, subject to the power of the Group CEO of the Company to expand or limit such duties, responsibilities and authority, either generally or in specific instances.

3.2 During the employment with the Company, Company may require you to carry out different or additional duties (including holding any office in the Company or any other Group Company) consistent with your status and position in the Company, it being understood that no additional remuneration shall be payable to you for such additional duties and responsibilities;

3.3 During the employment with the Company, Company may require you to work from offices of the Company and its affiliates and group entities located in Mumbai, Bengaluru, Hyderabad or anywhere in the United States of America. Further, you may be required to visit or work from locations of the Company and its affiliates and clients in any other city in or outside India.

3.4	Directorship in Company Groups

(i)

You may from time to time be appointed as a director / designated partner and / or other officer of the Group Company (as the case may be). You will not receive any additional remuneration for those additional duties and your Salary is inclusive of any such position and other fees. You may also at the discretion of the Group CEO be deputed to any portfolio organization on a part time or in advisory capacity

(ii)

You do not have any contractual right (whether express or implied) to be or to remain a director / designated partner or other officer of any Group Company (as the case may be). You may resign any such directorship / designated partnership or other office at any time during your employment including any garden leave, if asked to do so by the Company (or Company Group, as the case maybe), without any claim for damages or compensation. In any event, you are required to resign all such positions with effect from the date of termination of his employment with the Company, unless otherwise required by the Company.

4.	EMPLOYMENT & SERVICE RULES

4.1

You will be covered and governed by the service rules and regulations including but not limited to policies, conduct, discipline and administrative orders and any such other rules or orders of the Company that may come in force from time to time.

4.2

During the period of your employment with the Company, you shall not carry on any business, profession, any other kind of employment or activity, whether for monetary consideration or otherwise. Your position with the Company calls for a full time employment and you will devote yourself exclusively to the business of the Company.

4.3

You will not take any other work for remuneration or otherwise and whether part time or otherwise or work in an advisory capacity or in any other capacity with any other Company / trade / business / association or organization by whatever name called during the term of your employment with the Company, without written permission from the Company.

4.4

During the period of employment with the company you shall not be involved, directly or indirectly, with any company/trade/business/association or other organization by whatever name called, which is directly, or indirectly a competitor of the Company.

4.5	During the period of the employment with the company you shall devote 100% of your time to the business of the Company.

5.	DUTIES / RESPONSIBILITIES

5.1	You are expected to perform all the duties that are attached to your post and also any work that may be assigned by your superiors at their discretion from time to time.

5.2

You should work faithfully and diligently to the best of your ability to safeguard the interests of the Company. You will maintain high standard of punctuality, loyalty, efficiency, integrity and secrecy.

5.3	You are required to perform as per the standards / targets set by the Company from time to time, which will be intimated to you.

5.4	Your work shall mean & include all associated work for the group Companies that may be assigned to you from time to time.

5.5	You will be responsible for safekeeping and return in good condition and order of all Company property, which may be in your use, custody or charge.

6.	CONFIDENTIALITY CLAUSE

6.1

You shall not divulge, publish or disclose to any person whomsoever or make use of whatsoever for your own purposes or for any other purpose other than that of the Company, any information, knowledge, methods, trade secrets or any confidential information relating to the business and affairs of the Company or any of its vendors obtained by you during your employment with the Company and in case of breach of discipline / trust, your services may be terminated by the Company.

6.2

All work executed during the period of employment right from the date of appointment with the Company till the date of termination of your employment with the Company is the sole property of the Company and you do not have any right over it either during the employment or thereafter and such work is in the nature of work-for-hire developed for and on behalf of the Company and for the Company’s exclusive purposes and use.

6.3

You shall not at any point of time during the period of your employment with the Company or at any time thereafter, disclose to anyone or use for your own purposes or for or on behalf of any third party, any information, any form, knowledge, plans, text, secrets, processes, samples, sketches, blueprints, plans, source code, object code, design, customer / client lists, third party information rightfully held and disclosed by the Company or any information that by its very nature, is or could reasonably be perceived to be confidential, etc. that you learned of or had or gained access to as an employee of the Company (referred to as “Confidential Information”).

6.4

For maintaining the secrecy and confidentiality of the Company’s business, you shall not bring into the office premises or use any electronic recording / data storage / data transferring device like floppy disks, CD’s, pen drives, laptops etc. without prior permission from a Director or head of the Company.

6.5

The obligations of confidentiality and non-disclosure that you have undertaken as an employee of the Organization shall survive termination of your employment with the Company in perpetuity. At no point of time shall you disclose, to any third person, any Confidential Information. In the event that you seek and are employed by a Company or in a trade or involved in a business or with or for or on behalf of any organization by whatever name called (hereinafter referred to as “New Employer “) where the activities of such New Employer are or could said to be in competition with the Company, you shall be obliged not to use or disclose the Confidential Information to or for the purposes of the New Employer.

6.6	You shall be liable to pay the Company compensation or penalty for breach of your obligations, covenants and undertakings in this respect.

7.	NOTICE PERIOD & TERMINATION

7.1	Your employment with the Company may be terminated in any one of the following modes:

(i)	Resignation: By your resignation from the services of the company for Good Reason (as defined below) or without Good Reason; or

(ii)	Termination by Company: By termination of your services by the Company for Cause (as defined in Section 7.3) or without Cause;

(iii)	Death or Disability: In the eventuality of your death or disability.

7.2	Resignation:

(i)

In the event, you decide to resign from the services of the Company for any reason whatsoever, you are required to give a notice of Six (6) Months. The Company at its sole discretion will have an option to accept the same and relieve you prior to completion of stipulated notice period of six (6) months with payment in lieu of the remainder notice period. In the event you request for any early release in lieu of your gross salary, the company at its sole discretion, will have an option to accept or reject the same.

(ii)

If you are performing a crucial job/ assignment / project, the Company would be within its prerogative to decide, not to relieve you, till the job/assignment / project is satisfactorily completed or till the completion of six (6) months notice period whichever is earlier.

(iii)

If you resign from the services of the Company for Good Reason (as defined below), then subject to the provisions of Section 7.7 you will be entitled to Accrued Rights and Severance Pay as per the provisions set out in Section 7.6. If you resign from the services of the Company otherwise than for a Good Reason (as defined below), you will not be entitled to receive the Accrued Rights and Severance Pay as per the provisions of Section 7.6.

(iv)

You agree and covenant that you shall be called upon to execute a Separation Agreement with the Company at the time of your resignation. Such Separation Agreement shall comprise of clauses, including but not limited to, the Severance Pay, if any to be paid to the Employee, the Full and Final Settlement amount. Confidentiality, Non-Compete. Non-Solicitation, Intellectual Property Rights, etc. Separation agreement will be applicable in all scenarios under 7.1 (i) & 7.1 (ii).

(v)	If you resign from the services of the Company for any reason whatsoever, Company may require you to go on Garden Leave as set out in Section 7.4 below.

7.3	Disciplinary action

The Company reserves the right to impose on you any disciplinary action, including termination of your services with the Company with immediate effect without requirement of providing notice period and without requirement of providing notice pay considering the seriousness & occurrence of your delinquency, including habitual absenteeism without approval, misbehavior, mischief, breach of trust, and breach of confidentiality clause which will be treated as serious acts of misconduct. Your appointment is also liable for termination in case of your failure to meet the performance standards of the job assigned to you. (“Cause”).

7.4	Garden Leave

(i)

So long as the Company continues to pay your remuneration, the Company is entitled at its absolute discretion to require you during any period of notice (or any part of such notice period) to do any one or more of the following: (i) not to carry out any work; or (ii) to carry out only some portion of work at Company’s sole discretion; or (iii) not attend the office premises of the Company during all or any part of the notice period; or (iv) to work remotely during all or any part of the notice period; and “Garden Leave” refers to any such period. Unless the Company agrees otherwise, you will not, during Garden Leave:

(a)	do any work, whether paid or unpaid, for any third party;

(b)	hold yourself out as a partner, director or other officer of the Company or any group company;

(c)

make any comment to any Person about the change to your duties, roles, responsibilities or designation, except to confirm that you are on Garden Leave and that you have been given notice of termination or resigned as the case may be;

(d)	make contact with any employee, agent, customer or client of the LLP or any Group Company.

You acknowledge that during Garden Leave you remain employed by the Company and that your obligations and duties (including, without limitation, those of good faith, fidelity and exclusive service) continue to apply. As indicated above, you may be required to render your services to the Company during your garden leave, as and when required by the Company.

The Company reserves the right, at its sole discretion, to cancel your Garden leave at any time during the notice period and require you to resume work in the usual course.

7.5	Termination by Company:

(i)	Company may terminate your employment with immediate effect for any Cause as defined in Section 7.3 above.

(ii)	Company may terminate your employment without Cause by giving you 6 (six) months notice period or payment of remuneration in lieu of notice period.

(iii)

If Company terminates your employment with Cause, then subject to the provisions of Section 7.7 you will not be entitled to Accrued Rights and Severance Pay as per the provisions set out in Section 7.6.

(iv)

If Company terminates your employment without Cause, then subject to the provisions of Section 7.7 you will be entitled to Accrued Rights and Severance Pay as per the provisions set out in Section 7.6.

(v)	If Company terminates your services for any reason whatsoever, Company may require you to go on Garden Leave as set out in Section 7.4 above.

7.6	Effect of Termination/Resignation:

(i)

Upon termination of your services, you shall handover charge to such person as may be nominated for that purpose by the Company and shall deliver to such person such papers, documents, source codes, object codes, any other relevant and important information and other property of the Company as may be in your possession, custody, control or power.

(ii)

Subject to what is stated in Section 7.7, in the event your employment is terminated by the Company without Cause or in the event you resign from your employment with the Company for Good Reason, then and only in such event you shall be entitled to receive the Accrued Rights (defined below) and a severance amount totalling to 24 months of your last Fixed Base Salary prior to termination [i.e. Last Fixed Base Salary *24] (hereinafter referred to as the “Severance Pay”) Provided however that if you fail to give the Company required notice period prior to resignation for Good Reason as stipulated in Clause 7.2 (i), then you shall not be entitled to receive Severance Pay, and shall be entitled to receive the Accrued Rights subject to deductions made on pro-rata basis in lieu of remainder notice period not served by you. The payments and rights described in this Section 7.6 (ii), are subject to your continued compliance with Section 6 of this letter, your execution and delivery of a general release of claims in favor of the Company and its affiliates in the form as may be mutually agreed and to such release becoming effective and irrevocable immediately following the termination date.

For the purpose of Section 7.6, “Accrued Rights” will mean-

(A)	the Fixed Base Salary upto the date of termination;

(B)

reimbursement (following submission by you to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by you in accordance with the Company policy prior to the date of your termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within thirty days following the date of your termination of employment;

(C)	such Employee Benefits, if any, as to which you may be entitled under the employee benefit plans of the Company;

(D)	any Annual Bonus otherwise earned, but unpaid, as of the date of termination for the immediately preceding calendar year; and

7.7	Termination without Cause and Resignation for Good Reason is further elaborated as follows –

(i)	Your employment hereunder may be terminated by the Company without Cause or may be terminated by you by your resignation for Good Reason as set out above.

(ii)

For purposes of this Agreement, “Good Reason” shall mean (A) a relocation of your employment to a location other than Mumbai, Bangalore, Hyderabad or the United States of America (USA) without your consent, (B) breach by the Company of any material term of this letter / agreement, including but not limited to the failure of the Company to pay or cause to be paid your Fixed Base Salary or Annual Bonus, when due hereunder, (C) any material diminution in your then current authority, title, reporting relationship or responsibilities other than due to Cause including due to any merger, restructuring, reorganization or sale of business (D) in the event of a change in the management or control of the Company, the failure of the Employer to cause a successor entity to assume and agree to perform this Agreement; provided that the events described in this Section 7.7(ii) shall constitute Good Reason only if (x) you notify the Company in writing that an event constituting Good Reason has occurred, which notice shall be provided within ninety days after you first become aware of the occurrence of such event constituting Good Reason, (y) the Company fails to cure or resolve such event within thirty days after receipt of the written notice from you, and (z) you resign from the employment of the Company within thirty (30) days following expiration of the Company’s cure or resolve period.

(iii)

The Company shall have the sole right to determine whether or not a Good Reason exists in accordance with the provisions of this clause, and the determination of the Company shall be binding on you. Further, The Company shall have the sole right to determine whether or not your resignation is for Cause, and the determination of the Company shall be binding on you.

(iv)

If your employment is terminated by the Company without Cause (other than by reason of death or Disability) or if you resign for Good Reason (provided that in either such case you do not immediately thereafter commence employment with an affiliate of the Company), you shall be entitled to receive within sixty (60) days following the effective date of your resignation or termination:

(A) the Accrued Rights; and

(B) the Severance Pay

(v)

Following your termination of employment by the Company without Cause (other than by reason of the death or Disability) or by your resignation for Good Reason as described above, except for Severance Pay and Accrued Rights (if any payable under the provisions hereof), you shall have no further rights to any compensation or any other benefits under this Agreement or otherwise.

8.	Governing Law and Dispute resolution

(i)

This Agreement shall be governed by and construed in accordance with the laws of the Republic of India and subject to the arbitration provisions below, the courts in Mumbai shall have exclusive jurisdiction with respect to any disputes arising out of or relating to this Agreement.

(ii)

Parties agree to negotiate in good faith and resolve any and all disputes that arise in connection with or relating to this Agreement. In the event the Parties are unable to settle their differences through good faith negotiations within 30 (thirty) days of one party initiating good faith negotiations, then the parties shall settle their disputes through arbitration by a sole arbitrator in accordance with the Indian Arbitration and Conciliation Act, 1996. The choice of the arbitrator will be mutually agreed by the Employee and the Company. Any arbitration proceedings shall be conducted in Mumbai or in such other city as the parties may mutually agree upon. The arbitration proceedings shall be conducted in the English language. The award of the arbitrator shall be final and binding on the Parties.

9.	GENERAL

9.1 You shall not commit any covert or overt acts of omission or commission to cause any damage, harm or destruction to any property of the Company and shall use all reasonable and prudent means to prevent any harm, damage or destruction of any of the property of the Company.

9.2 You may be required to undertake travel on Company’s work as and when required. In case of travel on Company business, you are entitled to such travel expenses / allowance as per Company policies, as may be in force from time to time.

9.3 You should immediately intimate any change in your residential contact details or emergency contact. In the event when you are on leave, you should intimate your line manager of your travel plans, if any, and also provide the contact details at which the management can get in touch with you in case of need.

9.4 The normal age of your retirement shall be on your completion of 58 years. The date of retirement will be the last day of the month in which you will attain the age of 58 years.

9.5 During the period of your service if you are found medically unfit for work, the management shall have the right to require you to get yourself examined by any medical authority specified by the Company and management at its discretion may terminate your services.

9.6 You will abide by the instructions contained in the Company’s HR Policy manual, Nondisclosure, Non-Compete & Invention Assignment agreement (Annexure II) and Confidentiality Declaration in (Annexure III) and various other instructions issued by the Company from time to time.

10.	Indemnification

The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board of Directors of the Company), and the Employee shall be covered under such insurance to the same extent as any other senior Employee of the Company. In addition, the Company shall, to the maximum extent permitted by law, and under the Company’s Charter, By-Laws or standing or other resolutions, defend, indemnify and hold harmless the Employee from and against any and all third party claims made against the Employee concerning or relative to his service, actions or omissions on behalf of the Company as an officer, employee, director or agent thereof provided however that Company shall not be liable to indemnify Employee in case of any claim relating to or alleging fraud, criminal offences, gross negligence, or willful misconduct by such Employee.

11.	AMENDMENT

The Company reserves the right to change any terms and conditions related to employment, mentioned in this Letter and the Rules and Regulations governing the conduct of the employee in the Company. Such change would be intimated by the Company through an internal communication to the employees at large. Company policies would be amended from time to time subjected to government amendments in statutory policies and the employees would be notified and covered on the same from time to time.

All the information declared by you being found true and accurate and with the understanding that your employment is not in violation of any of your existing / expired contractual obligations/ legal bindings, with any other party. In the event of any suppression of facts or falsification of information, your services are liable to be terminated without any notice.

The above-mentioned terms of this letter will not be considered to be changed / deemed to be changed unless they are communicated to you in writing duly signed by the authorized signatory.

You are requested to sign and return the duplicate of this letter as a token of your acceptance of the terms and conditions of your employment as stated herein above.

For, ATG Business Solutions Private Limited.

/s/ P. A. Sudhir
P. A. Sudhir
Group CEO

I accept the above terms and conditions of employment in your Company.

/s/ Unnikrishnan Nambiar
Accepted:
Unnikrishnan Nambiar

Annexure I

CTC STRUCTURE

1.	Effective 01 June 2022, your annual salary is INR [***].

2.	The Company (by itself or through its affiliates and group entities) will pay salary in INR.

3.	Salary will be subject to merit increase as the Group CEO and Board may determine in its discretion from time to time.

4.

You will be eligible for Annual bonus which may be determined at discretion of company, The Annual Bonus is the payment amount that you shall be eligible to receive if the Company and the Employee both attain the pre-established target objectives and achieve the mutually agreed performance goals.

Annexure II

NONDISCLOSURE, NON-COMPETE & INVENTION ASSIGNMENT AGREEMENT

THIS AGREEMENT is made on 01 June 2022 by and between ATG Business Solutions Private Limited, on behalf of itself and its affiliates and subsidiaries (together, the “Company”), and Unnikrishnan Nambiar (“Employee”), an employee of the Company.

The Company and the Employee are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

1.	Purpose.

a.	The Company and Employee have an existing employment relationship (“Relationship”) under which the Company may disclose its Confidential Information to the Employee.

b.

The Company and the Employee also wish to supplement by way of this Agreement, the Non-Compete and Non-Solicitation understanding, in line with the policies of the Company, and which might not be explicitly captured in the primary Company - Employee contract.

c.

The Employee understands and agrees that this Agreement is intended to supplement, and not to supersede, the existing policies of the Company or any rights the Company may have in law or in equity with respect to the protection of trade secrets or confidentiality or proprietary information.

2.	Definition.

a.

“Confidential Information” means all information and materials, whether tangible or intangible (in all forms or medium, including written, digital, electronic, audio, visual and paper based forms) which the Company (including its Affiliates, contractors, suppliers or customers worldwide) possesses or has possessed from time to time, and in which the Company or another party (including, its Affiliates, contractors, suppliers or customers worldwide) has any protectable right, title or interest therein, whether proprietary, confidential or trade secret. Confidential Information also includes, by way of example and without limitation, any proprietary information, ideas, technical data, trade secrets or know-how, including, but not limited to, that which relates to research, product plans, products, services, customer lists and customers, prices and costs markets, software, improvements, codes and designs, configurations, source and object codes, techniques, formulas, programs developments, inventions, discoveries, processes, protocols, system benchmarks, development schedules, product positioning, choices of product name, copyrightable and patentable materials and other materials, trademark/service marks. employee lists, designs, diagrams, drawings, engineering, marketing or financial plans, strategies, pricing, cost, sales and financial reports and forecasts, employee handbooks, process manuals, supplier lists, alliance partner lists, contact manager and customer lists, project details, source codes. software, information, details and data relating to any customer or client project that the Employee is designated to or working on or becomes aware of, during his/her employment with the Company. Notwithstanding the above, Confidential Information also includes any oral or written information which by its nature and the circumstances of its disclosure the receiving Party should reasonably infer to be confidential or proprietary. Confidential Information shall also encompass, without limitation, the results of work (information and materials) developed by the Employee for the Company before or during the course of his employment with the Company. Any item designated as trade secrets, copyright or patent shall additionally be protected as provided by applicable law.

b.

Confidential Information shall not include any information that is (a) generally known to the industry or the public other than as a result of the Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to the Employee by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that the Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

c

Confidential Information also includes, but is not limited to, information pertaining to any aspect of the business of the Company or its vendors, suppliers, clients, customers or other stakeholders which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise Confidential Information of the Company or its customers or suppliers or any information entrusted to the Company in confidence by any third party, whether of a technical nature or otherwise. Confidential Information does not include information, technical data or know-how which

i.	is in the possession of the receiving Party at the time of disclosure as shown by the receiving Party’s files and records immediately prior to the time of disclosure; or

ii.	prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving Party; or

iii.	is approved for release by the disclosing Party.

d.

“Inventions” means any discoveries, designs, ideas, works of authorship, developments, concepts, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials), know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws or otherwise legally protectable, which the Employee may solely or jointly create, invent, design, conceive, contribute, improve or develop or reduce to practice, during the period of the Employee’s Relationship with the Company (collectively referred to as “Inventions”). This includes, but is not limited to, any new product, machine, article of manufacture, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon pertaining to the design and performance of the Company’s technology.

e.

“Intellectual Property” mean and include, without limitation, any and all patents, trademarks, trade secrets, service marks, logos, get-up, trade names, internet domain names, rights in designs, blue prints, programmes and manuals, notes, materials, records, moral rights, drawings, copyright (including rights in computer software), database rights, semi-conductor, topography rights, utility models, rights in know-how and other Intellectual Property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

3.	Non-Disclosure of Confidential Information by the Employee.

a.

The Employee will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of Employee’s services on behalf of the Company or disclose the Company’s Confidential Information to any third party, and it is understood that said Confidential Information shall remain the sole property of the Company. The Employee further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. The Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that Employee owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s services for the Company consistent with the Company’s agreement with such third party.

b.

The Employee agrees that all Inventions and Intellectual Property conceived, made or discovered by the Employee, during the period of this the Relationship, or which Employee may become associated with in work, investigation or experimentation in the line of business of Company in performing Employee’s services hereunder, are the sole property of the Company.

c.

The Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s Intellectual Property and Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and Intellectual Property. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

4.	Inventions.

a.

The Employee confirms that the “work for hire” doctrine applies to all services and Invention that may be undertaken by the Employee in the course of his employment with the Company as implies under Section 17 of the Copyright Act, 1957 and other applicable laws in force from time to time and without derogation from the foregoing, Employee further hereby irrevocably and unconditionally transfers and assigns to the Company all rights in the Invention and Company shall exclusively retain, free and clear or any liens or encumbrances, all right, title and interest in the Invention, throughout the world, in material or information, in all forms whether tangible or intangible, including, software and all code and documentation relating thereto, generated or provided to the Company by the Employee, either jointly or separately with the Company, irrespective if such Invention, material or information is conceived or first actually reduced to practice in the course of performance of this Agreement, during the term of employment or after employment with the Company, including, all trade secret, copyrightable and patentable inventions. The Employee shall fully cooperate with the Company, at no charge to the Company and as requested by the Company, during and after the term of the employment so that such right, title and interest fully vests in the Company, including, but not limited to, the execution of documents and instruments, such as, by way of example and not by way of limitation assignment agreements. If the Company is unable because of the Employee’s mental or physical incapacity or unavailability for any other reason to secure the Employee’s signature to apply for or to pursue any application for any patent or copyright registration for the inventions, or by original works of authorship assigned to the Company. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers, agents and directors as his/ her agent and attorney of fact, to act for and on the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of patent or copyright registrations thereon with the same legal force and effect as if originally executed by the Employee.

b.

The Employee has attached hereto, as Exhibit A, a list describing with particularity all Inventions which were made by the Employee prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to the Employee or belong to the Employee jointly with another which relate in any way to any of the Company’s proposed businesses, products, or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, the Employee represents that there are no such Prior Inventions.

c.

Employee acknowledges and agrees that he is compensated by the Employee’s salary/remuneration or by such amounts paid to the Employee under the Employment Agreement governing the Employee’s relationship with the Company.

d.

If, in the course of the Employee’s Relationship with the Company, the Employee incorporates into a Company (or its designee or assignee) product, process or machine a Prior Invention owned by the Employee or in which the Employee has an interest, the Company (or its designee or assignee) is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

e.

The Employee agrees to keep and maintain adequate and current written records of all Inventions made by the Employee (solely or jointly with others) during the term of the Employee’s Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. The Employee agrees not to retain such records in his possession without the Company’s express written consent and agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. The Employee agrees to return all such records (including any copies thereof) to the Company at the time of termination of the Employee’s Relationship with the Company.

f.

The Employee shall not reverse engineer, decompile or disassemble, modify or copy (except for making a single back-up copy) any Invention, and shall not remove, overprint, deface, or change any such Invention.

g.

Employee agrees not to use or disclose, publish, release, transfer or otherwise make available to any third party, any material or information of the Company including, any work created by the Employee during his employment with the Company, and the Employee acknowledges that such material and information constitute a valuable asset of the Company. The Employee agrees not to retain any property of the Company without the express written consent of the Company.

h.

The Employee agrees that the preservation of Intellectual Property of the Company is important and a breach of the terms of these provisions shall be construed as a material breach of terms of employment.

5.	Non-Compete and Non-Solicitation of Employees, Consultants and Other Parties.

a.

The Employee will not, without prior express written consent of the Company, directly or indirectly, carry on any business or engage or associate himself or be connected with or concerned or employed or engaged in the services, activity, contract or employment, part-time or otherwise, of any other company, firm, trade, business or person, whether in an advisory or other capacity, during the period of the Employee’s Relationship with the Company.

b.

Employee hereby covenants and agrees that during his/her employment with the company, the Employee will not directly or indirectly, whether individually or through any entity controlled by Employee, during the term of this Agreement, for any reason, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partnership or otherwise) which is competitive with the existing business of the Company.

c.

Employee hereby covenants and agrees that during his employment with the Company, the Employee shall not make investments of any kind exceeding five percent (5%) in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partnership or otherwise) which is competitive with the existing business of the Company, without the prior written consent of the group Chief Executive Officer and the Board of the Company

d.

Employee further agrees that as long as this Agreement remains in effect and for a period of 2 years from its termination, Employee will not in any way divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

e.

Further, the Employee shall not solicit the business of any client or customer of the Company or Company clients (other than on behalf and for the benefit of the Company or Company clients; or otherwise interfere with or disrupt any business relationship of the Company or Company clients.

f.

Further, during the Employee’s Relationship with the Company and at any time following termination of the Employee’s Relationship with the Company for any reason, with or without cause, the Employee shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing the Company’s products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

6.	Return of Materials.

a.

The Employee agrees that, at the time of termination of the Employee’s Relationship with the Company, the Employee will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns as well as the Company clients and customers, along with all copies thereof, and any other material whether or not containing or disclosing any Inventions or Confidential Information of the Company or Company clients or customers.

7.	Miscellaneous.

a.

This Agreement shall be binding upon and for the benefit of the undersigned Parties, their successors and assigns, provided that Confidential Information may not be assigned without consent of the disclosing Party. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof.

8.	Governing Law and Jurisdiction.

a.	This Agreement shall be governed by and construed under the laws of India. The courts of Mumbai shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement.

9.	Term.

a.	This Agreement shall survive until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of the Employee.

10.	Remedies.

a.

The Employee agrees that its obligations hereunder are necessary and reasonable in order to protect the Company and the Company’s business, and expressly agrees that monetary damages would be immeasurable and inadequate to compensate the Company for any breach of any covenant or agreement set forth herein. Accordingly, the Employee agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other Party shall be entitled to specific performance of any such provision of this Agreement and to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach.

“COMPANY”	“EMPLOYEE”

/s/ SHEETAL SAWANT
Name: SHEETAL SAWANT	Name:
Designation: HEAD - HR	Designation:
PAN:
Aadhar:

Prior Invention	Exhibit A

Annexure III

Declaration

To

ATG Business Solutions Private Limited

5th Floor, Paville House, Twin

Towers Lane,Off Veer Savarkar

Marg, Mumbai 400 025

India

I acknowledge and agree that in the course of my employment with ATG Business Solutions Private Limited (“Company”), I may help in creating software, computer programs, data analysis, the medium on which they are recorded and all supporting documentation, including and not limiting to - input and output formats, source code, object code listings, narrative descriptions, operating instructions, data, drawings, designs, manuals, know-how, records and other information. Some of which may have been created by the Company or by other third parties as well.

I agree that, all such software, documentation and intellectual property is specially ordered or commissioned by the Company, created by me in the course of my contract of employment for the Company, and is intended for the use of the Company and its customers, and that all rights, title and interest in such intellectual property developed by me in during my employment, will be the exclusive property of the Company and its customers. I will not, at any time, or in any manner question or dispute the ownership of such intellectual property. I further agree, that under no circumstances will I be deemed to have any proprietary rights in any such intellectual property.

To the extent the Company is not considered the owner of the intellectual property due to any reason under applicable laws, I hereby undertake to assign and transfer to the Company, the entire rights, title, and interest in, and to, all intellectual property, whether or not protectable by patent, trademark, copyright, mask work right or any other intellectual property right, and whether or not used by the Company. Such assignment in favour of the Company shall be unconditional, irrevocable, perpetual, and worldwide. To the extent that the assignment of the rights in the intellectual property from me to the Company is held unenforceable under applicable law for any reason, I grant the Company, an irrevocable, worldwide, enterprise-wide, perpetual, unlimited license to use such intellectual property to make, have made, use, sell, offer to sell, import, modify, create derivative works of, and works based on, improve, interpret, compile, recompile, copy, perform, display, distribute and further sublicense such intellectual property, for any purpose, and without identifying me or seeking consent. The above licenses or assignments will not be deemed to revert or lapse by reason of the non-usage of the intellectual property within any specified timeframe.

I further acknowledge that I will have access not only to the above mentioned works but also to Confidential information, and other information about the company’s and their customers’ systems.

For the purpose of this Declaration, “Confidential Information” includes all confidential and proprietary information of the company communicated in any form at any stage to me, including all of, but not limited to, the following:

a)

The services and obligations as agreed by me to perform on behalf of the Company requires me as an employee have access to and knowledge of certain confidential information. This confidential information may include, but is not limited to customer information, pricing data, supply sources, techniques, computerized data, maps, methods, product design information, market information, technical information, Company standards and other confidential and/or proprietary information belonging to or licensed to, the Company or its clients or customers, including but is not limited to, trade secrets, inventions, patents, and copyrighted materials hereafter “Confidential Information”. Some of this information may be made confidential by law or by the Company’s policies.

b)

Confidential information may be in any form, including, but not limited to, observation, data, written material, record, documents, drawings, photographs, computer programs, software, invention, discovery, improvement, development, tools, machine, apparatus, appliance, design, work of authorship, logo, system, promotional idea, customer list, customer need, practice, pricing information, process, test, concept, formula, method, market information, technique, trade secret, product and/or research related to the actual or anticipated research development, products, organization, marketing, advertising, business or finances of the Company, its affiliates or related entities and customers.

c)

As an Employee I also understands that access to all confidential information is granted on a need-to-know basis. A need-to-know basis is defined as information access that is required in order to perform official work.

d)

In the course of my employment, I may become privy to certain confidential information relating to the Company, its clients, customers and affiliates, including legal, financial, technical, commercial, marketing and business related information. I hereby agree to keep, during my employment with the Company and after, all such information confidential and not disclose, without the prior written consent of the Company, to any other person or use such information other than for the purposes of carrying out duties in the course of my employment.

e)

By signing this declaration, I as an Employee affirms that I will refrain from disclosing confidential information to any third party including, but not limited to, friends, relatives, co-workers, except as permitted by the Company pursuant to policies and applicable law or as necessary in the performance of my services and obligations as an employee, consultant, contractor or vendor for the Company.

f)

By signing this declaration, I as an Employee affirms that I will not disclose or divulge either directly or indirectly the Confidential Information to others unless first authorized to do so in writing by Company, its affiliates or related entities and customers.

g)

By signing this declaration, I as an Employee affirms that I will not reproduce the Confidential Information nor use this information commercially or for any purpose other than the performance of my duties for the Company, its affiliates or related entities and customers.

h)

By signing this declaration, I as an Employee affirms that I, upon the request or upon termination of relationship with Company, its affiliates or related entities and customers, deliver or return to the Company any drawings, notes, documents, equipment, and materials received from the Company, its affiliates or related entities and customers or originating from its activities for the Company, its affiliates or related entities and customers.

i)

By signing this declaration, I as an Employee affirms that the Company shall have the sole right to determine the treatment of any information that is part or project specific received from me as an Employee, including the right to keep the same as a trade secret, to use and disclose the same without prior patent applications, to file copyright registrations in its own name or to follow any other procedure as Company, its affiliates or related entities and customers may deem appropriate.

j)

By signing this declaration, I as an Employee affirms that I will protect all confidential information, while engaged by the Company and after I have completed all services and obligations for the Company. I as an Employee also affirms that all confidential information remains the property of the Company and may not be removed or retained when I have completed services and obligations except as permitted by the Company’s policies or specific agreements or arrangements applicable to my services and obligations as an employee, consultant, contractor or vendor for the Company.

Indemnity: I hereby agree and undertake to indemnify the Company and its clients, customers, affiliates and assigns, from and against, any and all losses suffered by the Company, which arises out of a breach of any of my obligations by which I am bound by, whether directly or through the Company, in connection with my employment with the Company and related matters.

Relationship: I hereby acknowledge that I may be required to provide services to or on behalf of clients, customers and affiliates of the Company, but no such arrangement shall be construed or deemed to create any employment, consultancy or other relationship between me and any such parties. I further understand that the Company shall at all times remain my employer and be responsible for ensuring fulfilment of all contractual and statutory obligations, as my employer. I hereby undertake that I shall have no claims whatsoever against clients, customers and affiliates of the Company, whether with respect to employment or any other form of engagement.

I agree that, the terms and conditions of my employment will be as set out in this letter, read along with offer letter, appointment letter and the policies of the Company. Unless otherwise specified, I will not be governed by the policies, or entitled to any benefits, of any client, customer or affiliate of the Company.

I abide to follow the terms and obligations as detailed in this declaration and should there be any violation observed, I as an Employee will be subject to adverse action including termination of ability to provide services to the Company, its affiliates or related entities and customers. In